EXHIBIT 99B.2

SELECTED CONSOLIDATED DATA (UNAUDITED)                     U S WEST, Inc.
                                                  Quarter Ended
Dollars in millions,                              September 30,      %
except per share amounts                          1994     1993   Change
- - ----------------------------------------------------------------- -------
U S WEST, Inc. SELECTED STATISTICS

EBITDA (Note 1)                                  $1,156   $1,044    10.7
EBITDA margin                                      41.8%    40.5%     -
Capital expenditures                               $731     $555    31.7
Return on common equity (Note 2)                   18.9%      -       -
Debt-to-capital ratio (Note 3)                     51.9%    55.1%#    -
Dividends per common share                       $0.535   $0.535      -
Average common shares outstanding (thousands)   454,997  417,081     9.1
Common shares outstanding (thousands)           455,622  417,634     9.1
Employees (Note 4)                               61,167   61,704    (0.9)

TELEPHONE COMPANY STATISTICS

 Access lines (thousands):
  Business                                        4,019    3,857     4.2
  Consumer                                       10,156    9,838     3.2
     Total access lines (Note 5)                 14,175   13,695     3.5

 Billed access minutes of use (millions):
  Interstate                                     10,930   10,171     7.5
  Intrastate                                      2,159    1,894    14.0
     Total access minutes of use                 13,089   12,065     8.5

 EBITDA (Note 1)                                 $1,016     $927     9.6
 EBITDA margin                                     44.8%    43.2%     -
 Debt-to-capital ratio                             61.2%    63.0%#    -
 Capital expenditures                              $632     $502    25.9
 Employees                                       48,315   50,339    (4.0)

CELLULAR DATA

 Service revenue                                 $168.2   $116.7    44.1
 Equipment revenue                                $29.8    $16.2    84.0

 Cellular service operating cash flow (EBITDA)    $57.6    $35.6    61.8
 Cellular service operating cash flow margin       34.2%    30.5%     -

 Subscribers                                    821,000  517,000    58.8
 Proportionate Subscribers (Note 6)             694,000  440,000    57.7
 Total adjusted POPs (millions)                    18.0     17.6     2.3

[FN]
# As of December 31, 1993.
Note 1: Earnings before interest, taxes, depreciation, amortization, and other (EBITDA). EBITDA excludes restructuring charges of $1,000 and $880 for U S WEST, Inc. and the telephone company, respectively.
Note 2: 1993 ratio excluding one-time items is 14.9%.
Note 3: 1994 ratio excludes preferred stock. 1994 and 1993 ratios including discontinued operations are 56.1% and 59.7%, respectively.
Note 4: 1994 includes 797 additional employees due to the U.K. Thomson Directories acquisition and 360 fewer employees due to Paging sale.
Note 5: Access line growth, excluding 1994 rural exchange sales of 38,000 lines, was 3.8%.
Note 6: Proportionate subscribers represent the Company's proportionate ownership interest in its cellular operations.